Exhibit 99

Contact:	Stephen C. Vaughan
Vice President and
Chief Financial Officer
(405) 225-4800

SONIC COMPLETES SECURITIZED FINANCING OF NOTES

OKLAHOMA CITY (December 20, 2006) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced that it has completed the previously announced $600 million securitized financing by certain of its subsidiaries of Fixed Rate Series 2006-1 Senior Notes, Class A-2 (the “Fixed Rate Notes”) in a private transaction.

The Fixed Rate Notes will have an anticipated contract monthly weighted average fixed interest rate of 5.7%. The effective weighted average fixed interest rate on a GAAP basis is anticipated to be approximately 5.9%, on the Fixed Rate Notes, after giving effect to hedging arrangements entered into in contemplation of the transaction. The Fixed Rate Notes were issued under an Indenture dated December 20, 2006. The Fixed Rate Notes will have an expected life of six years, with a legal final repayment date in December 2031.

Sonic also completed a securitized financing facility of Variable Rate Series 2006-1 Senior Variable Funding Notes, Class A-1 (the “Variable Funding Notes”, and together with the Fixed Rate Notes, the “Notes”) in a private transaction, which allows for the issuance of up to $200 million of Variable Funding Notes. Interest on the Variable Funding Notes will be payable at per annum rates equal to LIBOR plus 105 basis points. No Variable Funding Notes were issued at closing. There is a commitment fee on the unused portion of the Variable Funding Notes facility of 0.5%.

The subsidiaries that issued the Notes are indirect subsidiaries of Sonic Corp. that hold substantially all of Sonic’s franchising assets and partner drive-in real estate. The servicing and repayment of these Notes is expected to be made solely from the income derived from these indirect subsidiaries’ assets. Neither Sonic Corp., the ultimate parent of each of the subsidiaries involved in the securitization, nor any subsidiary of Sonic other than the subsidiaries involved in the securitization, guarantee or in any way are liable for the obligations of the subsidiaries involved in the securitization under the Indenture pursuant to which the Notes are issued or the Notes themselves, or any other obligation of such subsidiaries in connection with the issuance of the Notes. Sonic used approximately $532 million of the net proceeds from the sale to repay its existing term loan and amounts outstanding under its revolving credit facility and approximately $24 million to pay the costs associated with the securitized financing transaction. Sonic intends to use the remaining net proceeds from the sale for general corporate purposes, including

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expansion of its business, acquisitions of franchise drive-ins and repurchases of Sonic Corp. common stock.

The securities are not registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This is not an offer to sell or a solicitation of an offer to buy such securities.

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Okla., called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Okla. Sonic has approximately 3,200 drive-ins coast to coast and in Mexico. More than a million customers eat at Sonic every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

This press release contains forward-looking statements, including the anticipated effective weighted average fixed interest rate on a GAAP basis. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

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